Exhibit 10.17A

[JAZZ PHARMACEUTICALS LETTERHEAD]

April 4, 2023

Liz Henderson

Dear Liz,

Offer of Employment with Jazz Pharmaceuticals Ireland Limited

On behalf of Jazz Pharmaceuticals Ireland Limited of 5th Floor, Waterloo Exchange, Waterloo Road, Dublin 4, registered at the Companies Registration Office with company number 429847 (the “Company”), I am very pleased to offer you employment with the Company.

This offer of employment is subject to the following pre-conditions:

•Satisfactory results of a background check including confirmation of your academic and/or professional qualifications; and

•you are free from any obligations owed to a third party which might prevent you from starting work on the anticipated commencement date or from properly performing the duties of your position; and

•you have the right to work in Ireland and you must provide the Company copies of all relevant documents in this respect at the request of the Company.

The terms and conditions of your employment are set out in the enclosed Contract of Employment. Please sign and return to me a copy of the Contract of Employment and the Sign-On Bonus Repayment Agreement (attached as Schedule 1) within 10 business days as your confirmation that you agree with the terms of this offer of employment.

We are confident that you will be an asset to the Company and that the challenge and opportunity the Company offers will be rewarding for you both now and in the future.
Please do not hesitate to contact me if you have any queries with regard to this letter or the enclosed documentation. Yours sincerely,
Heidi Manna
Chief Human Resources Officer

For and on behalf of the Company

Contract of Employment for Liz Henderson

Dear Liz,
Your employment will be subject to the following terms and conditions (the “Agreement”).

1.    POSITION
Your position with the Company will be as Senior Vice President, Technical Operations, or in any other executive capacity of similar status as the Company may reasonably require. You will also be appointed to the Company’s Board of Directors, and to the Board of Directors of Gentium Srl; additional terms concerning your membership on such Boards are set forth in clause 8.

2.    COMMENCEMENT DATE
As discussed, we anticipate that your employment will commence in August 2023 and the terms and conditions set out in this Agreement will take effect from such date. Your exact commencement date will be confirmed with you nearer the time. No employment with a previous employer counts towards your period of continuous service with the Company.
In accordance with clause 6, you shall not work for anyone else while you are employed by the Company.

3.    PLACE OF WORK
3.1.    Your normal place of work will be at the Company’s offices at Waterloo Exchange, Waterloo Road, Dublin 4, or such other location as the Company may reasonably require.
3.2.    You may be required to travel to other locations from time to time, including the United States. Where you are required to work outside the Republic of Ireland ("Ireland") for a period of at least one month, prior to departure, you will be provided with written terms and conditions which will apply for the period spent abroad.

4.    HOURS OF WORK
Given the nature of your position, you will be required to work the requisite hours and days in order to best perform your duties, and a degree of flexibility will be required on your part. You shall work a minimum of
37.5 hours per week; your agreed hours of work shall be normal business hours and you will be required to work such additional hours as appropriate for the proper performance of your duties without extra remuneration, and the fact that you may need to work over the weekends on occasion (including on Sundays) is already taken into account in the determination of your salary. You hereby acknowledge that you are responsible for determining the duration of your own working time, and Part II of the Organization of Working Time Act, 1997 shall not apply to your employment.

5.    REPORTING STRUCTURE
You will report directly to Dan Swisher, President and Chief Operating Officer; however the reporting structure may change from time to time, at the discretion of the Company.

6.    EXCLUSIVITY OF SERVICE
6.1.    Exclusive Employment

You acknowledge that it is required by the Company in order to protect Confidential Information and to avoid any potential conflicts of interest that you shall not during the course of your employment (except as a representative of the Company) and subject to clause 6.2, undertake nor, directly or indirectly be engaged, concerned or interested in, nor make preparations to be engaged, concerned or interested in, any other Person or become an employee, officer, servant or agent of or consultant to any other Person.
6.2.    Nothing in this clause shall preclude you:
6.2.1    from holding, being interested in or acquiring (beneficially or otherwise), when aggregated with any such holding of your spouse and children under the age of 18, up to 3% of any class of securities quoted or dealt in on a recognised investment exchange and up to 10% of any class of securities not so quoted or dealt by way of bona fide investment unless the Board shall require you not to do so in any particular case on the ground that such other company is a competitor of the Company or any Associated Undertaking and accordingly you shall promptly inform the Board in writing of each and every holding or acquisition; or
6.2.2    (if the Company shall at its absolute discretion so agree in writing) from being concerned or taking an interest in or assuming responsibilities to (in any capacity whatsoever including without limitation to the generality of the foregoing as a director, officer, servant, agent or consultant) any company (which is not a member of the Group) or Person provided always that:
(i)    the business or activity of such Person is not in conflict and does not compete and is not likely to compete with the business of the Company or any Associated Undertaking; and
(ii)    your interest in and responsibilities towards such Person do not interfere with the proper performance by you of your duties under this Agreement.

7.    SIGN-ON BONUS
As part of your initial employment compensation, you will be eligible for a one time sign-on bonus of €150,000 gross, to be paid with the payroll following completion of 30 days’ continuous service. These payments will be subject to deductions of tax, PRSI, Universal Social Charge and any other deductions required by law or provided for in this Agreement. The sign-on bonus may be subject to repayment as set forth in the Sign-On Bonus Repayment Agreement attached as Schedule 1, and you will need to sign and return the Sign-On Bonus Repayment Agreement within ten business days.

8.    DIRECTORSHIPS
8.1.    Your office as a director of any Group company (including but not limited to the Company and Gentium Srl) is subject to the Articles of Association of the relevant company (as amended from time to time). If the provisions of this Agreement conflict with the provisions of the Articles of Association, the Articles of Association will prevail.
8.2.    You must resign from any office held in any Group company if you are asked to do so by the Company without claim for compensation.
8.3.    If you do not resign as an officer of a Group company, having been requested to do so in accordance with clause 8.2, the Company will be appointed as your attorney to effect your resignation. By entering into this Agreement, you irrevocably appoint the Company as your attorney to act on your behalf to execute any document or do anything in your name necessary to effect your resignation. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause 8.3, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing falls within that authority.

8.4.    During employment you will not do anything which could cause you to be disqualified from continuing to act as a director of any Group company.
8.5.    You must not resign your office as a director of any Group company without the agreement of the Company.
8.6.    You shall comply with your statutory fiduciary and common law duties to the Company, to Gentium Srl and any Associated Undertaking of which you may become a director during the continuance of your employment.

9.    SALARY
9.1.    Your initial salary will be €485,000 gross per annum and shall accrue from day to day. This will be paid to you monthly in arrears on the 25th day of each month by credit transfer directly to your bank account. Your salary will be subject to annual review each year. There is no obligation to award an increase. There will be no review of the salary after notice has been given by either party to terminate your employment. The Company reserves the right to alter the method of payment of your salary, as may be reasonably necessary in the circumstances.
9.2.    All payments to you will be subject to deductions of tax, PRSI, Universal Social Charge and any other deductions required by law or provided for in this Agreement. Your PRSI contributions will be remitted to the Irish Revenue Commissioners. You will be notified each month by the Company of the amount of your gross and net remuneration and of the nature and amount of all deductions.
9.3.    For the purposes of the National Minimum Wage Act, 2000, the pay reference period shall be a month. In accordance with section 23 of the Act, you may request from the Company a written statement of your average hourly rate of pay for any pay reference period (other than a current pay reference period) falling within the twelve month period immediately preceding the request.
9.4.    Your salary provided for in clause 9.1 shall be deemed to include any fee receivable by you as a director of the Company or Gentium Srl or any other company or unincorporated body in which you hold an office as nominee or representative of the Company or Gentium Srl.
9.5.    The Company may deduct from your salary, or other sums owed to you, any money owed to the Company by you. Where the Company suffers loss as a result of your actions or omissions, deductions will be made only after you have received written notification providing at least one full week’s notice that the deduction will be made. The deduction must take place within 6 months of the loss/cost originally being incurred.

10.    BONUS
10.1.    You will be eligible to participate in the Jazz Pharmaceuticals Global Cash Bonus Plan (the “Bonus Plan”). Your target award under the Bonus Plan is fifty percent (50%) of your base salary. Bonus awards may be earned based on the Company’s success in achieving its annual corporate objectives, as well as your performance with respect to your individual objectives. Bonuses are not guaranteed, and whether there will be a bonus in any year, and the size of any bonus if there is one, are within the sole discretion of the Board. The Bonus Plan year runs January through December, and awards for each year are typically paid in the first quarter of the following year. Your 2023 Bonus award will be prorated based on your employment commencement date.
10.2.    Any bonus payment to you shall be purely discretionary and shall not form part of your contractual remuneration under this contract. If the Company makes a payment to you, it shall not be obliged to make subsequent bonus payments.
10.3.    Except as provided for under the Bonus Plan, you will not be entitled to a bonus if your employment has been terminated or notice of such termination has been given by either you or the Company, prior to the date the bonus is scheduled to be paid or you have an unexpired disciplinary warning on file on the date when the bonus might otherwise have been payable.

10.4.    For the avoidance of doubt, any bonus, if awarded, does not become due and payable until the date of payment of any bonus.

11.    BUSINESS EXPENSES INCLUDING COMMUTING EXPENSES
All properly vouched and authorised expenses incurred by you on Company business will be reimbursed by the Company, subject to the production of evidence of expenses satisfactory to the Company within four weeks of expenses being incurred and the terms of the Global Travel & Expense Policy. In addition, expenses, including travel and lodging, incurred for commutation to your principal office location set forth in Clause 3.1, will be considered business expenses eligible for reimbursement, up to a total amount of €3,500 gross per month, subject to any deductions required by law. Failure to submit expenses within the required time period may result in non- payment.

12.    HOLIDAYS
12.1.    You will be entitled to 25 days’ holidays (inclusive of nominated year-end shut down days as determined by the organisation). Other paid Company holidays are provided for Irish bank and other public holidays in accordance with the Organisation of Working Time Act 1997. Your holidays are to be taken by arrangement with the Company, at such time or times that the Company considers to be most convenient having regard to the requirements of your position.
12.2.    The Company’s holiday year runs from 1 January to 31 December. Holidays from the previous year may not be carried over to the following year except with the Company’s consent. Upon notice of termination of employment being served by either party, the Company may, subject to the provisions of the Organisation of Working Time Act 1997, require you to take any unused holidays accrued at that time during any notice period. Alternatively, the Company may, at its discretion, on termination of the employment, make a payment in lieu of accrued contractual holiday entitlement.
12.3.    If you are ill during a period of annual leave and have a valid medical certificate for the days that you were ill, these sick days will not be counted as annual leave days.
12.4.    If on termination of employment, you have taken in excess of your accrued holiday entitlement, the Company shall be entitled to recover from you by way of deduction from any payments due to you or otherwise, one day’s pay for each excess day (calculated at 1/260th of your salary for each excess day).

13.    PENSION
The Company has implemented a pension plan and you will be eligible to participate in accordance with the plan. Details will be made available to you upon commencement.

14.    DUTIES
Your duties in this position will include leading the Ireland management team and acting as Site leader in Dublin; you will also have responsibility for our manufacturing site in Athlone. You will have a broad range of other managerial responsibilities including membership on various Committees as determined by your manager. Your area of work and/or specific duties and responsibilities may be altered from time to time by the Company as the circumstances of the business dictate.

15.    PERIOD OF EMPLOYMENT
15.1.    Subject to the provisions of Clauses 15, 16, 17 and 18, your employment will continue until terminated by you or the Company giving the other at least 3 months’ written notice of termination (or, if longer, the period required by law).
15.2.    The Company reserves the right to make a payment in lieu of basic salary for all or any unexpired part of the notice period. For the avoidance of doubt, any payment in lieu will not include any element in relation to any bonus payment that might otherwise have been due to you and any payment in respect of any holiday entitlement that would have accrued during the period for which the payment in lieu is made.
15.3.    Upon termination of your employment you shall immediately deliver up to the Company all correspondence, documents, memoranda, papers, computer disks, object or source codes, credit cards, keys, mobile telephones and other property of the company which may be in your possession or under your control by reason of this Agreement and you will not take copies of same without the Company’s express written authority.
15.4.    The termination of your employment shall not affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right or action already accrued to either party in respect of any breach of this Agreement by the other party.

16.    GARDEN LEAVE
16.1.    Following service of notice to terminate your employment by either party under Clause 15, the Company may, at its sole discretion, require that you do not attend the Company premises or have contact with other employees, staff, clients, customers or suppliers of the Company for some or all of the relevant notice period.
16.2.    You shall continue to owe all duties and obligations (whether express or implied) during any period of Garden Leave.
16.3.    During any period of Garden Leave:
16.3.1    you will continue to receive full pay and benefits;
16.3.2    the Company will be under no obligation to provide any work to you and you will have no right to perform any services for the Company or any Associated Undertaking;
16.3.3    you will remain readily contactable and available for work. In the event that you are not available for work having been so requested by the Company, you will notwithstanding any other provision of this Agreement, forfeit any right to salary and contractual benefits;
16.3.4    you shall provide such assistance as the Company may require to effect an orderly handover of your responsibilities to any individual or individuals appointed by the Company or any Associated Undertaking to take over your role or responsibilities;
16.3.5    the Company may appoint another person to carry out your duties in substitution for you;
16.3.6    the Company may require you to deliver up any Confidential Information or property of the Company and you will confirm your compliance with this clause 16.3.6 in writing if requested to do so by the Company; and
16.3.7    the Company may require you to take any outstanding holiday entitlement.

17.    TERMINATION WITHOUT NOTICE
17.1.    Nothing in this Agreement shall prevent the Company from terminating your employment summarily without notice or payment in lieu in the event of any serious breach or repeated breaches by you of the terms of this Agreement or in the event of any act or acts of gross misconduct by you.
17.2.    Your employment may be terminated without prior notice if, at any time after the date of this Agreement, you:
17.2.1    commit any material breach or non-observance of the provisions contained in this Agreement;
17.2.2    are guilty of any serious or gross misconduct and/or negligence in the discharge of the duties of your employment or in connection with or affecting the business of the Company;
17.2.3    commit any serious act of dishonesty or repeated acts of dishonesty;
17.2.4    act in a manner which in the reasonable opinion of the President or Chief Executive Officer brings the Company into disrepute or otherwise prejudices or is considered likely to prejudice the reputation of the Company;
17.2.5    are adjudicated bankrupt or commit any act of bankruptcy or make any arrangement or composition with your creditors;
17.2.6    become of unsound mind or shall be or become a patient for the purposes of any mental health acts such that your unable to perform your duties under this Agreement;
17.2.7    cease to be a director of the Company or are prohibited or disqualified by law from holding any office in the Company or any other company;
17.2.8    are absent or unable through illness or injury to discharge in full your duties hereunder for a consecutive period of 90 days or for an aggregate period of 180 days in any period of 12 consecutive months;
17.2.9    cease to be eligible to work in the Republic of Ireland; or
17.2.10    are convicted of a criminal offence which the Company considers affects or could affect your position within the Company (other than minor traffic offences).

18.    ILLNESS
18.1.    Absences from work for whatever reason must be notified to your manager as soon as possible before your usual start time on the first day of absence. You should contact your manager and confirm the reason for your absence and the expected length of such absence.
18.2.    Payment of sick pay (over and above your entitlement to statutory sick pay) for any absences attributable to illness will be entirely at the sole discretion of the Company.
18.3.    If you are at any time prevented by illness, injury, accident or any other circumstances from discharging all your duties for a period of three consecutive days, then a satisfactory certificate will be required from your doctor in respect of such absence.
18.4.    The Company reserves the right, at any time, to require you to undergo a medical examination by a doctor or consultant nominated by the Company, and the Company will bear the cost of such examination. Failure to attend at a medical examination when requested to do so may result in disciplinary action and/or termination of sick pay (if applicable).
18.5.    If your absence is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, you shall immediately notify your manager of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. You shall, if you have been in receipt of salary for a period of absence and if required by the Company, refund to the Company that part of any damages or compensation recovered by you relating to the loss of earnings for the period of sickness as the Company may reasonably determine less any costs borne by you in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to you by the Company in respect of the period of sickness.

19.    DISCIPLINARY RULES AND PROCEDURE
19.1.    The Company’s grievance and disciplinary procedures, which are not contractual, are set out in the Company Handbook.
19.2.    The Company reserves the right to suspend you with pay for the purposes of investigating any allegations of misconduct.
19.3.    In order to investigate a complaint against you, the Company may suspend you on full pay for as long as may be necessary to carry out an investigation and hold a disciplinary hearing.

20.    MONITORING
You consent to the Company monitoring and recording any use that you make of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes. You shall comply with any electronic communication systems policies that the Company may issue from time to time.

21.    CONFIDENTIALITY
21.1.    You will not, except as authorised or required by your duties, reveal to any person, persons or company any information of a confidential or proprietary nature, including any trade secrets, secret or confidential operations, processes or dealings or any information concerning the organisation, business, finances, transactions or affairs of the Company, its subsidiary or associated companies or their existing or potential customers including but not limited to: client lists, prices, financial information, information on the marketing and development of products, which may come to your knowledge during the period of your employment with the Company (“Confidential Information”). You will keep all Confidential Information entrusted to you completely secret and will not use or attempt to use any Confidential Information in any manner which may injure or cause loss either directly or indirectly to the Company or any of its subsidiary or associated companies or their existing or potential customers or its or their business or businesses. This restriction will continue to apply after the termination of your employment without limit in point of time but will cease to apply to information or knowledge which may reasonably be said to have come into the public domain other than by reason of breach of the provisions of this contract.
21.2.    You will not during the term of your employment with the Company make, otherwise than for the benefit of the Company, any notes or memoranda relating to any matter within the scope of the business of the Company, its subsidiary or associated companies or their existing or potential customers or concerning any of the dealings or affairs of any such company nor will you either during the term of your employment with the Company or afterwards use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company, it being the intention of the parties that all such notes or memoranda made by you will be the property of the Company and left at its offices upon the termination of your employment with the Company.

22.    PROPRIETARY RIGHTS
22.1.    “IP” means all intellectual property rights of whatever nature, including copyright (present and future), patents, trademarks, trade names, domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in computer software, design rights, rights to inventions and database rights (whether or not any of these is registered and including any applications for registration of any such rights), rights to preserve the confidentiality of information (including trade secrets and know-how) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.
22.2.    You will immediately disclose to the Company in writing full details of any discovery, invention, process or improvement in procedure made or discovered by you (whether or not in conjunction with any other person or persons) together with all works embodying IP rights while in the employment of the Company in connection with or in any way affecting or relating to the business of the Company, its subsidiary or associated companies or capable of being used or adapted for use therein or in connection therewith (“Inventions”).
22.3.    You acknowledge that all IP rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that any IP rights do not automatically vest in the Company, you hereby assign exclusively to the Company, whether as a present or future assignment, any and all IP rights in every Invention made, discovered, developed, or otherwise created by you (whether alone or with others and whether or not during working hours or prior to or after the date of this Agreement) during the course of your employment with the Company.
22.4.    To the extent that any IP rights cannot be assigned to the Company under applicable law, you hereby grant to the Company an exclusive, fully paid-up, royalty free, perpetual, world-wide license with the right to transfer, sub- license and exploit such IP rights under all applicable intellectual property laws.
22.5.    You agree promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 22. In particular, if and whenever required to do so (whether during or after the termination of your employment), you will without charge and at the expense of the Company or its nominee apply or join in applying for letters, patents or other forms of protection for any IP referred to in this Clause 22 and execute all instruments and do all things considered necessary in the absolute discretion of the Company in relation to the said IP including vesting all rights and titles to such IP, when obtained, in the Company (or its nominee) as sole beneficial owner, or in such other person as the Company may require.
22.6.    You agree to waive any and all moral rights (as provided for by Chapter 7 of the Copyright and Related Rights Act 2000 and equivalent or similar provisions of any foreign law) that you may have in respect of any copyright works of which you are the author.
22.7.    You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute and do any such instruments or things and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this Clause 22. A certificate in writing signed by any executive or the Secretary of the Company that any instrument or act falls within the authority conferred in this Clause 22 will be conclusive evidence that such is the case in favour of a third party.

23.    RESTRICTIVE COVENANTS
23.1.    For the purposes of this clause 23 (and where the Agreement so requires):
“Associated Undertaking” means any undertaking which from time to time is a subsidiary undertaking of the Company or is a parent undertaking of the Company or a subsidiary undertaking of any such parent undertaking and for the purposes of this definition “subsidiary undertaking” and “parent undertaking” shall have the meanings respectively given to them by Regulations 4 and 3 of the European Communities (Companies: Group Accounts) Regulations, 1992 (as may be amended);
“Board” means the board of directors of the Company from time to time and includes any person or committee duly authorised by the board of directors to act on its behalf for the purposes of this Agreement;
“Group” means the Company and all Associated Undertakings;
“Person” means any individual person, firm, company, partnership, unincorporated association, joint venture or other legal entity;
“Relevant Business” means the business or businesses from time to time carried on by the Company or any Associated Undertaking, limited to the activities with which you were materially concerned or involved in the course of your employment during the Relevant Period, or in respect of which you possessed a material amount of Confidential Information as at the Relevant Date;
“Restricted Area” means the Republic of Ireland, and any other country in which the Company or any Associated Undertaking carries on a material amount of Relevant Business or intends to carry on Relevant Business, where such intention is reasonably within your knowledge, as at the Relevant Date;
“Restricted Person” means any Person with whom you had material or regular dealings at any time during the Relevant Period, or in relation to whose dealings with the Company or any Associated Undertaking you possessed a material amount of Confidential Information as at the Relevant Date;
"Restricted Products or Services" shall mean products or services of the same type as or similar to or competitive with any products or services supplied by the Company or any Associated Undertaking at the Relevant Date, in the sale or supply of which you shall have been involved to any material extent at any time during the Relevant Period;
“Relevant Date” means the earlier of (a) the Termination Date (howsoever arising); or (b) the date on which you commence Garden Leave pursuant to this Agreement;
“Relevant Period” means the six months prior to, and including, the Relevant Date;
23.2.    You acknowledge:
•    that the Group is in a unique and highly specialised business, which is international in scope with a limited number of competitors;
•    that the Group possess a valuable body of Confidential Information and your knowledge of Confidential Information directly benefits you by enabling you to perform your duties;
•    that the protection of Confidential Information, customer connections, supplier connections, goodwill, and the stability of the workforce of the Company and its Associated Undertakings are business interests requiring protection; and
•    that the disclosure of any Confidential Information to any actual or potential competitor of the Company would place the Company at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Relevant Business.
23.3.    Non-Compete Restriction
You agree with the Company that to protect the Company’s legitimate business interests (and / or those of any relevant Associated Undertaking) including those set out at clause 23.2, during your employment and for a period of six months after the Relevant Date, you shall not within the Restricted Area, without the prior written consent of the Company, directly or indirectly in any capacity (limited to a role that is of the same, similar or greater seniority,

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status and remuneration as your role of Senior Vice President, Technical Operations, as determined on the basis of the prevailing industry norm for a role commensurate with any such role), either on your own behalf or in conjunction with or on behalf of any other Person, be engaged, concerned or interested in the Relevant Business or in any business wholly or partly in competition with the Relevant Business, save that you may hold for investment:
23.3.1    up to 3% of any class of securities quoted or dealt in on a recognised investment exchange; and
23.3.2    up to 10% of any class of securities not so quoted or dealt.
23.4.    Non-Solicitation / Non-Deal Restrictions
You agree with the Company that to protect the Company’s legitimate business interests (and / or those of any relevant Associated Undertaking) including those set out at clause 23.2, during your employment and for a period of twelve months after the Relevant Date, you shall not within the Restricted Area, without the prior written consent of the Company, directly or indirectly in any capacity either on your own behalf or in conjunction with or on behalf of any other Person:
23.4.1    accept orders for or supply or cause orders to be accepted for or cause to be supplied Restricted Products or Services to any Restricted Person who:
(i)    was provided with products or services by the Company or any Associated Undertaking at any time during the Relevant Period; or
(ii)    who was negotiating with the Company or any Associated Undertaking in relation to orders for or the supply of products or services from the Company or any Associated Undertaking at any time during the Relevant Period.
23.4.2    solicit, canvass or approach or endeavour to solicit, canvass or approach or cause to be solicited, canvassed or approached any Restricted Person who:
(i)    was provided with products or services by the Company or any Associated Undertaking at any time during the Relevant Period; or
(ii)    was negotiating with the Company or any Associated Undertaking in relation to orders for or the supply of products or services from the Company or any Associated Undertaking at any time during the Relevant Period, for the purpose of offering to that Person Restricted Products or Services.
23.4.3    interfere or seek to interfere or take steps as may interfere with the supplies (or the prospective supplies) to the Company or any Associated Undertaking (or the terms relating to such supplies) from any Restricted Person who:
(i)    supplied components, materials, products or services to the Company or any Associated Undertaking at any time during the Relevant Period;
(ii)    was negotiating with the Company or any Associated Undertaking in relation to the supply of components, materials, products or services to the Company or any Associated Undertaking at any time during the Relevant Period.
23.4.4    solicit or entice away or endeavour to solicit or entice away or cause to be solicited or enticed away from the Company or any Associated Undertaking any Person with whom you worked with, or had managerial responsibility for, at any time during the Relevant Period (or in relation to whom, as at the Relevant Date, you possessed a material amount of Confidential Information) and:

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(i)    who was, at the Relevant Date, employed or directly or indirectly engaged by the Company or any Associated Undertaking in an executive, sales, marketing, research or technical capacity; and
(ii)    whose departure from the Company or any Associated Undertaking would have a material adverse effect on the business of such undertaking.
23.5.    You agree that you will not, after the Termination Date, whether directly or indirectly, use in connection with any business, any name that includes the name of the Company or any Associated Undertaking, or any colourable imitation of such names, and that you shall not represent yourself or permit yourself to be held out as being in any way connected with or interested in the business of the Company or of any Associated Undertaking and that you shall take such steps as are necessary to comply with this obligation (including, but not limited to, by amending your social media profile) provided that such steps are not inconsistent with your on-going obligations under this Agreement.
23.6.    You agree that if, during the continuance in force of the restrictions set out in this clause 23, you receive an offer of employment from any Person, you will immediately provide that Person with a complete and accurate copy of the restrictions set out herein.
23.7.    You acknowledge and confirm that the restrictions set out in this clause are reasonable and go no further than is reasonably necessary to protect the legitimate business interests of the Company and its Associated Undertakings (including, but not limited to, those interests acknowledged by you in clause 23.2 of this Agreement).
23.8.    Nothing contained in this clause 23 shall act to prevent you from using generic skills learnt while employed by the Company in any business or activity which is not in competition with the Company.
23.9.    Each of the restrictions set out in this clause 23 is separate and severable and in the event of any such restriction (including the defined expressions) being determined as being unenforceable in whole or in part for any reason such unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction.
23.10.    You acknowledge and confirm that you shall at the request (and cost) of the Company enter into a further agreement with any Associated Undertaking whereby you shall accept restrictions corresponding to the restrictions in this Agreement.

24.    PROBATIONARY PERIOD
The first six months of your employment will be on a probationary basis. The Company may, at its discretion, extend the probationary period, subject to any legal requirement. Where you have been on leave during the probationary period, the Company reserves the right to extend your probationary period by the period of such leave, at the Company's discretion. During the probationary period your performance and suitability will be monitored and your continued employment is subject to the satisfactory completion of the probationary period. Your employment may be terminated at any time during the probationary period on the giving of one months’ notice by you or by the Company. The Company reserves the right to make a payment in lieu of notice.

25.    DATA PROTECTION
The Company processes your personal data in accordance with applicable data protection legislation and as outlined in the Employee Data Privacy Notice. You and the Company both agree to comply with applicable data protection legislation.

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26.    HEALTH & SAFETY
The Company takes seriously its obligations regarding the safety, health and welfare of its employees and in that regard your attention is drawn to the Company safety statement (which is available for viewing on the intranet). By signing this Agreement, you agree to take reasonable care of your own safety and health and that of any other persons who may be affected by your acts or admissions while at work. You also agree to cooperate with the Company and any other person to enable compliance with any provision of the Safety, Health and Welfare at Work Acts 1989 and 2005 to 2014 and any Regulation made thereunder.

27.    GRATUITIES
27.1.    During the Employment, you:
27.1.1    shall not directly or indirectly procure, accept or obtain for your own benefit (or for the benefit of any other person) Gratuities from any third party in respect of any business transacted (whether or not by you) by or on behalf of the Company or any Associated Undertaking;
27.1.2    shall observe the terms of any policy issued by the Company or any Associated Undertaking in relation to Gratuities; and
27.1.3    shall, as soon as reasonably practicable, disclose or account to the Company or any Associated Undertaking for any Gratuities received by you (or any other person on your behalf or at your instruction).
27.2.    Provided that nothing in this clause shall prevent you from giving or participating in business in which the Company or any Associated Undertaking is involved from time to time.

28.    COLLECTIVE AGREEMENT
There is no collective agreement which directly affects your employment.

29.    REPRESENTATIONS AND WARRANTIES
29.1.    You hereby make the following representations and warranties:
29.1.1    in entering into this Agreement you have not and will not be in breach of any agreement with or obligations owed to any third party, including any current or previous employer;
29.1.2    you are not currently and have never been disqualified to act as a director of a company within Ireland or elsewhere;
29.1.3    the curriculum vitae and other details provided to the Company or a third party in relation to your application for employment by the Company (including, but not limited to academic and/or professional qualifications, career history or level of experience) are complete and accurate in all material respects and you have provided the Company with genuine copies of certificates of your academic and professional qualifications if requested;
29.1.4    the carrying out of your duties pursuant to this Agreement will not result in the disclosure or use by you of any confidential information or intellectual property of any other party, including any previous employer; and
29.1.5    at the time of entering into the Agreement you have the right to work in Ireland.
29.2.    You shall indemnify the Company against all claims, liabilities, losses, costs and expenses which the Company may suffer or incur or which may be made against the Company arising out of, or in respect of, any breach of the warranties and representations in this clause 29.

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30.    MISCELLANEOUS PROVISIONS
30.1.    Notices. Any notice or other communication under this contract, whether required or permitted to be given in accordance with this sub-clause 30.1, will be given in writing and will be deemed to have been duly given if delivered personally to the addressee or the duly authorised agent of the addressee, sent by email or sent by prepaid registered post to the to the party to whom such notice is to be given as set out for such party herein (or such other address as such party may from time to time designate in writing to the other party hereto in accordance with the provisions of this clause). In the absence of evidence of earlier receipt, any such notice will be deemed to have been duly given at the time of delivery if delivered personally or by email, or two working days after posting if sent by prepaid registered post. You undertake to provide the Company, upon request, with an address in Ireland and/or email address for service of notices pursuant to this sub-clause.
30.2.    Electronic Signature. The parties consent to the use of an electronic signature to execute this contract and any other applicable agreements relating to your employment by the Company.
30.3.    Entire Agreement. This Agreement is in substitution for all other agreements and undertakings (if any) either written or verbal between the Company and you, and all such agreements and undertakings will be deemed to have been terminated by mutual consent as from the date of your execution of this Agreement.
30.4.    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Ireland, and shall be subject to the exclusive jurisdiction of the Irish courts.
30.5.    Training Entitlement. As part of your role as Senior Vice President, Global Technical Operations, you do not have any contractual training entitlement.
30.6.    Written Particulars. The information contained in this Agreement constitutes a written statement of particulars of your employment with the Company in accordance with the requirements of section 3 of the Terms of Employment Act 1994 to 2014.

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If you choose to accept the terms and conditions of employment set out in this Agreement, please sign the Agreement in the signature block below, as well as signing the Sign-On Bonus Repayment Agreement attached as Schedule 1, and returned the signed documents to me.

Yours sincerely

/s/ Heidi Manna 06 April 2023
Heidi Manna
Chief Human Resources Officer
Duly authorised for and on behalf of
Jazz Pharmaceuticals Ireland Limited
I accept employment with the Company on the terms and conditions as set out in the Company’s contract of which this is a copy.
Signed: /s/ Liz Henderson
Dated: 07 April 2023

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SCHEDULE 1

Sign-On Bonus Repayment Agreement For Liz Henderson

In exchange for receiving a sign-on bonus in the gross amount of One Hundred Fifty Thousand Euros (€150,000) offered to me by Jazz Pharmaceuticals Ireland Limited (“Jazz Pharmaceuticals”), I acknowledge and agree to the following Sign- On Bonus Repayment Agreement (the “Agreement”):

1.    I understand and agree that I will only retain the full sign-on bonus amount if my employment continues (and I am not subject to notice of termination of employment) for twenty-four (24) months with Jazz Pharmaceuticals (or any undertaking which from time to time is a subsidiary of Jazz Pharmaceuticals or is a holding company of Jazz Pharmaceuticals or a subsidiary of any such holding company (“holding company” and “subsidiary” having the meanings set out in section 7 and 8 of the Irish Companies Act 2014)). Because this bonus is being provided in consideration for my employment for twenty-four (24) months from my commencement date, all amounts expended by Jazz Pharmaceuticals pursuant to this Agreement, including but not limited to tax withholdings, constitute an advance to me. I understand that this is a non-recurring once-off sign-on bonus arrangement, and the full bonus amount will be subject to forfeiture until after I have completed twelve (12) months of employment, and fifty percent (50%) of the bonus amount will be subject to forfeiture between twelve (12) and twenty-four (24) months of employment.

2.    I understand and agree that, if within twenty-four months after the commencement date, either I resign my employment for any reason or I am terminated (or I am under notice of termination) by Jazz Pharmaceuticals for Cause (as defined below), I am obligated to repay to Jazz Pharmaceuticals the following amount: (i) if my employment ends prior to the 12-month anniversary of my commencement date, I must repay 100% of the sign-on bonus amount; or (ii) if my employment ends on or after the 12-month anniversary and prior to the twenty-four month anniversary of my commencement date, I must repay 50% of the sign-on bonus amount. The time period for me to repay the amount owed to Jazz Pharmaceuticals, as stated in the preceding sentence, will be no later than 30 days from my last day of employment unless Jazz Pharmaceuticals agrees, in writing, to a different payment schedule. If my employment ends after the twenty-four month anniversary of the commencement date, no repayment will be owed.

3.    For purposes of this Agreement, Cause shall mean any of the following: (i) unsatisfactory job performance; (ii) violation of Jazz Pharmaceuticals policy or of any global policy applicable to me (including but not limited to the Jazz Global Code of Conduct); (iii) serious misconduct; (iv) breach of any of my contractual obligations; and (v) any other action or omission that is considered cause for termination of employment under applicable law.

4.    I hereby authorise Jazz Pharmaceuticals to deduct from my salary, notice pay or any other amounts due to me, the amount of all or any part of the bonus that I am obligated to repay to Jazz Pharmaceuticals and I consent to such deduction for the purposes of the Payment of Wages Act, 1991. In the event the repayment amount is greater than monies owed to me by Jazz Pharmaceuticals, the balance will be recoverable as a debt.

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5.    I further understand and agree to the following: (i) any sign-on bonus paid will not be part of normal or expected salary or compensation for any purpose, including the calculation of severance, if any, upon termination; (ii) I will reimburse Jazz Pharmaceuticals for any and all reasonable costs incurred in enforcing this Agreement, including but not limited to any legal fees incurred by Jazz Pharmaceuticals; and (iii) this Agreement does not constitute a contract of employment or a guarantee of employment for any period of time.

6.    This Agreement is the entire agreement between me and Jazz Pharmaceuticals with respect to my repayment obligations for the sign-on bonus and it supersedes any other promises, representations or agreements concerning this subject matter, whether written or oral. The terms of this Agreement may not be modified or waived unless such modification or waiver is agreed to in writing signed by me and an authorized representative of Jazz Pharmaceuticals. Nothing contained herein shall be held to alter, vary, or affect any of the terms or conditions of my employment with Jazz Pharmaceuticals. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Employee Signature:

/s/ Liz Henderson	07 April 2023
Signature	Date

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